UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 31, 2005

Lodgian, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14537	52-2093696
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3445 Peachtree Road, NE, Suite 700, Atlanta, Georgia		30326
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	404-364-9400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On August 31, 2005, Lodgian, Inc. and certain of its subsidiaries (the "Company") entered into a definitive settlement agreement (the "Settlement Agreement") with JPMorgan Chase Bank, National Association, as Trustee (the "Trustee), relating to the Company’s Holiday Inn hotels located in Lawrence and Manhattan, Kansas and the ultimate disposition of these hotels. On July 29, 2005, we had previously filed a Form 8-K that described the material terms of the tentative agreement we reached with the Trustee regarding this matter. The final Settlement Agreement is attached as Exhibit 99.1. The terms of the Settlement Agreement are essentially as previously disclosed, except that:

(1) We agreed to continue managing the properties until the earlier to occur of: a) a sale of the hotels or b) February 1, 2006. If either one or both hotels are not sold by February 1, 2006, the trustee will take title to the properties through a consensual judicial foreclosure or a deed in lieu of foreclosure;

(2) We will not be released from the $1.4 million guaranty obligation under the industrial revenue bonds until we satisfy all of our obligations under the Settlement Agreement. These obligations include, but are not limited to, the continued management of the hotels until the earlier of a) a sale or b) February 1, 2006; and

(3) The obligation of the Trustee to satisfy certain promissory notes executed by the Company for unpaid real estate taxes from 2001 is limited to amounts due under the promissory notes to the extent any such taxes are required to be paid in order to convey clear title to a third-party purchaser. The amounts necessary to satisfy such obligations would come from sale proceeds from one or both hotels.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lodgian, Inc.

September 7, 2005	By:	Daniel E. Ellis

Name: Daniel E. Ellis
Title: Senior Vice President, General Counsel & Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Settlement Agreement dated August 31, 2005